                                                                   Exhibit 12.2

                       SERVICE CORPORATION INTERNATIONAL
                      RATIO OF EARNINGS TO FIXED CHARGES
                       (Thousands, except ratio amounts)

                                                                                    YEARS ENDED DECEMBER 31,
                                                                     1994         1993          1992          1991        1990
- ---------------------------------------------------------------------------------------------------------------------------------
Pretax income . . . . . . . . . . . . . . . . . . . . . .       $  219,021     $  173,492    $  139,336   $  108,872   $   99,432
Undistributed income of less than 50% owned equity
  investees . . . . . . . . . . . . . . . . . . . . . . .           (1,019)          (325)         (718)        (252)        (146)
Minority interest in income of majority owned subsidiaries
  with fixed charges. . . . . . . . . . . . . . . . . . .            2,234          1,938         1,798        1,752        1,334
Add fixed charges as adjusted (from below)  . . . . . . .          101,831         78,841        68,584       59,508       52,845
                                                                ----------     ----------    ----------   ----------   ----------
                                                                $  322,067     $  253,946    $  209,000   $  169,880   $  153,465
                                                                ----------     ----------    ----------   ----------   ----------
Fixed charges:
  Interest expense:
     Corporate  . . . . . . . . . . . . . . . . . . . . .       $   80,123     $   59,631    $   53,902   $   42,429   $   36,095
     Financial services                                              9,912          7,725         5,826        9,453       10,171
     Capitalized. . . . . . . . . . . . . . . . . . . . .              584            705           481          701          467
  Amortization of debt costs  . . . . . . . . . . . . . .              311            288           328          116          126
  1/3 of rental expense   . . . . . . . . . . . . . . . .           11,485         11,197         8,528        7,510        6,453
  Dividends on convertible preferred stock
     of subsidiary  . . . . . . . . . . . . . . . . . . .              539            -             -            -            -
                                                                ----------     ----------    ----------   ----------   ----------
Fixed charges . . . . . . . . . . . . . . . . . . . . . .          102,954         79,546        69,065       60,209       53,312
Fixed charges as adjusted:
     Less:   Capitalized interest                                     (584)          (705)         (481)        (701)        (467)
             Dividends on convertible preferred stock
                of subsidiary . . . . . . . . . . . . . .             (539)           -             -            -            -
                                                                ----------     ----------    ----------   ----------   ----------
Fixed charges as adjusted . . . . . . . . . . . . . . . .       $  101,831     $   78,841    $   68,584   $   59,508   $   52,845
                                                                ----------     ----------    ----------   ----------   ----------
Ratio (earnings divided by fixed charges) . . . . . . . .             3.13           3.19          3.03         2.82         2.88
                                                                ==========     ==========    ==========   ==========   ==========
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